Exhibit 2.1

                          FIRST AMENDMENT TO AGREEMENT


THIS FIRST AMENDMENT TO AGREEMENT (the "Amendment") relates to that certain Agreement (the "Agreement") entered into on the 25th day of September 2002 among and between Voicenet, Inc. a Delaware corporation, Voice Synergies, Ltd., a Quebec corporation and 3087-8102 Quebec, Inc., a Quebec corporation.

1. Section 5 of the Agreement is hereby amended in its entirety to read as follows:

          In the event that the Definitive Agreement is not executed by each of the parties hereto on or before January 9, 2003 for any reason whatsoever, the transactions described herein shall be rescinded and
          (a) Voice Synergies and 3087 shall forthwith return the consideration received by them pursuant hereto to Voicenet and (b) Voicenet shall forthwith return the consideration received by it pursuant hereto to Voice Synergies and 3087. In such event, except as may be otherwise provided by the Definitive Agreement, upon such return none of the parties hereto shall have any liability to any of the other parties under this Agreement.

2.   A new Section 11 to the Agreement shall read as  follows:

          The  Agreement, including the exhibits hereto, contains  the  complete
          agreement  among  the parties   with  respect  to  the  transactions
          contemplated hereby and the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to thereto.

3. Other than as expressly set forth herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Amendment has been executed as of this 10th day of November, 2002.

                                                   VOICENET,  INC.

                                         By:   /s/ Stover L. Babcock II


                                                   VOICE SYNERGIES, LTD.

                                         By:   /s/ Stephen Maislin


                                                   3087-8102 QUEBEC, INC.

                                         By:   /s/ Stephen Maislin